Filed Pursuant to Rule 433
Dated September 6, 2006
Registration Statement No. 333-136056

American General Finance Corporation Medium-Term Notes, Series J Due Nine Months or More From Date of Issue 5.75% Medium-Term Notes, Series J, Due September 15, 2016
Issuer:	American General Finance Corporation
Issue of Securities:	5.75% Medium-Term Notes, Series J, due September 15, 2016
Specified Currency:	U.S. Dollars
Principal Amount:	$375,000,000
Interest Rate:	5.75%
Interest Payment Dates:	Semi-annually on every March 15th and September 15th, commencing March 15, 2007
Spread to Treasury:	+ 97 bps
Stated Maturity:	September 15, 2016
Public Offering Price:	99.841%
Agents’ Discount or Commission:	0.45%
Net Proceeds to Issuer:	$372,716,250
Redemption Provisions:	None
Repayment Provisions:	None
Authorized Denominations:	$100,000 and integral multiples of $1,000 in excess thereof
Original Issue Date (Settlement Date):	September 11, 2006 (T+3)
CUSIP:	02635PTG8
Issuer Ratings:	A1 (Moody’s) / A+ (Standard & Poor’s) / A+ (Fitch)
Agents:

Banc of America Securities LLC

J.P. Morgan Securities Inc.

Wachovia Capital Markets, LLC

BNP Paribas Securities Corp.

Mitsubishi UFJ Securities International plc

SG Americas Securities, LLC

Greenwich Capital Markets, Inc.

ABN AMRO Incorporated

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

BB&T Capital Markets, a division of Scott & Stringfellow, Inc.

McDonald Investments Inc.

The Williams Capital Group, L.P.

Wells Fargo Securities, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, Banc of America Securities LLC can arrange to send you the prospectus if you request it by calling or e-mailing Banc of America Securities LLC at 1-800-294-1322 or dg.prospectus_distribution@bofasecurities.com.

Prospectus Supplement, dated August 14, 2006, and Prospectus, dated July 26, 2006